LEASE AGREEMENT

This Lease Agreement (“Lease”) is entered into effective as of the 1st day of August, 2005 (“Commencement Date”), by and between ALBERT A. MESSIER (“Landlord”), and SALKELD & SONS, INC., a Delaware corporation (“Tenant”).

ARTICLE 1: LEASE OF PROPERTY

Section 1.1. Premises Leased. Landlord, in consideration of the rents, covenants, agreements, and conditions herein set forth which Tenant hereby agrees shall be paid, kept, and performed, does hereby lease unto Tenant, and Tenant does hereby rent and lease from Landlord, that certain land in Kankakee County, Illinois, particularly described in Exhibit “A” hereto (the “Land”) and municipally numbered 1605 Commerce Drive, Bourbonnais, Illinois, together with all of Landlord’s rights, interests, estates, and appurtenances thereto, and all improvements thereon, including without limitation (i) the building and improvements located upon the Land (together, the “Building”), and (ii) all other rights, titles, interests, and estates, if any, of the Landlord in other portions of the Land and adjacent streets and roads (all of the above are hereinafter collectively referred to as the “Premises”).

Section 1.2. Landlord’s Construction. Landlord at Landlord’s sole cost and expense, shall construct as part of the Premises 12,000 square feet of additional screen print and distribution space in the Building (the “Additional Space”). The Additional Space shall be constructed by Landlord in a good and workmanlike fashion and completed on or before February 1, 2006. Landlord shall be responsible for obtaining all necessary certificates of occupancy from Governmental Authorities (defined in Section 4.1(a) below) for Tenant to occupy the Premises and conduct its operations therein.

ARTICLE 2: TERM OF LEASE

Section 2.1. Term. Unless sooner terminated as herein provided, the initial term of this Lease (the “Initial Term”) shall be five (5) years, commencing on the Commencement Date. So long as Tenant is not in Default under the terms of this Lease, Tenant shall have an option to extend the term of this Lease for six (6) additional two (2) year terms following the Initial Term (together, the “Extended Terms,” or separately an “Extended Term”). Tenant’s option to enter into an Extended Term shall be exercised only by written notice from Tenant to Landlord, given no less than sixty (60) days prior to the expiration of the Initial Term or the then current Extended Term, as the case may be. Tenant shall hold the Premises during any Extended Term upon the same terms, covenants and conditions herein contained, provided that Base Rent for each Extended Term shall be increased by two (2%) from the monthly rental in effect in the immediately proceeding Initial Term or Extended Term, as the case may be. For the purposes of this Lease, the “Term” shall mean the Initial Term, and any Extended Terms.

ARTICLE 3: Section 3.1.	RENT Base Rent.

(a) Subject to Section 3.1(b) hereof, Tenant shall pay to Landlord monthly base rent for the Premises (the “Base Rent”) in advance on or before the first day of each month, without demand, deduction or set off (except as otherwise provided herein), in the amount of (i) $6,000.00 per month, prior to the Landlord’s completion and Tenant’s occupancy of the Additional Space, and (ii) $10,500.00 per month following Landlord’s completion and Tenant’s occupancy of the Additional Space.

(b) The first monthly installment of Base Rent shall be due on the Commencement Date; thereafter, monthly installments of Base Rent shall be due on the first day of each calendar month following the Commencement Date. If the Initial Term or any Extended Term begins or ends on a day other than the first day of a month, the Base Rent under Section 3.1(a) for such partial month shall be prorated.

Section 3.2. Payment of Rent. All amounts required to be paid by Tenant under the terms of this Lease, including Base Rent, are herein from time to time collectively referred to as “Rent”. Rent shall be payable to Landlord at the original or changed address of Landlord as set forth in Section 12.1 or to such other persons or at such other addresses as Landlord may designate from time to time in writing to Tenant. Rent shall be paid to Landlord by Tenant in lawful money of United States of America without notice (except as may be expressly provided for in this Lease) or demand.

Section 3.3. Late Payments. Tenant agrees to pay, as additional rent, interest for each payment due hereunder that is more than five business days delinquent, interest to accrue until the date paid at a rate of twelve percent (12%) per annum.

ARTICLE 4: Section 4.1.	IMPOSITIONS; UTILITIES; SERVICES Landlord Impositions and Tenant Impositions Defined.

(a) The term “Landlord Impositions” shall mean (i) any and all real property taxes and assessments attributable to the Property during the Term, and (ii) any income tax, capital levy, estate, succession, inheritance or transfer taxes, or similar tax of Landlord, or any income, profits, or revenue tax, assessment, or charge imposed upon the rent or other benefit received by Landlord under this Lease by any municipality, county, state, the United States of America, or any other governmental body, subdivision, agency, or authority (hereinafter all of the foregoing governmental bodies are collectively referred to as “Governmental Authorities”).

(b) The term “Tenant Impositions” shall mean all taxes, assessments, use and occupancy taxes, rates and rents, excises, levies, license and permit fees, and other charges by any public authority, attributable to (i) Tenant’s personal property located within the Premises or any part thereof, and (ii) the rent and income received by or for the account of Tenant from any sublessees or for any use or occupation of the Premises.

Section 4.2. Obligation to Pay Impositions. Landlord will pay as and when the same shall become due all Landlord Impositions for the entire Term. Tenant will pay as and when the same shall become due all Tenant Impositions for the entire Term. The terms of this Section 4.2 shall survive the termination of this Lease.

Section 4.3. Utilities. Tenant shall pay all charges for gas, electricity, light, heat, air conditioning, power, telephone and other communication services, and all other utilities and similar services rendered or supplied to the Premises, and all water rents, sewer service charges, or other similar charges levied or charged against, or in connection with, the Premises.

ARTICLE 5: Section 5.1.	IMPROVEMENTS Landlord Improvements; Alterations and Additions.

(a) Tenant shall not remove any Landlord Improvements or portions of Landlord Improvements situated upon the Land except with the prior written consent of Landlord. As used hereafter, the term “Landlord Improvements” shall mean the Building, structures, landscaping, or other improvements or fixtures located upon the Land at the Commencement Date, in whole or in part, including without limitation heating, ventilating, and air conditioning, plumbing, and electrical systems, fixtures, and equipment; but Landlord Improvements will not include removable trade fixtures, trade dress, equipment, furniture, and signage of Tenant (but Landlord Improvements do include the poles or other structural supports for signage) (herein collectively called “Tenant’s Equipment”). The Landlord Improvements shall at all times be the property of Landlord and may not be removed by Tenant.

(b) Tenant may, without the prior written consent of Landlord, make alterations, additions and improvements to the Premises (including, without limitation, interior decorating additions and erection and placement of items constituting Tenant’s Equipment) if any such alterations, additions and improvements are made in compliance with all applicable laws and in a good and workmanlike manner and would not (i) materially affect the Building Structure (as hereinafter defined), (ii) reduce the load bearing capacity of any portion of the Building (other than by reason of the weight of the alterations, additions and improvements themselves, as long as total capacity is not exceeded), (iii) involve slab penetrations or curtain wall penetrations of the Building, or (iv) materially affect the functioning of the electrical, mechanical or plumbing system of the Building after the end of the Term (collectively, “Tenant Improvements”). As used herein “Building Structure” shall mean the paving, sidewalks, and curbs on the Premises, the Building’s roofs, the Building’s foundations, the structural members of the Building’s interior and exterior walls (including any interior columns), and the underslab and underground plumbing system of the Building. Any Tenant Improvements that would affect (i) through (iv) shall require the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Upon completion of any Tenant Improvement, Tenant shall, upon reasonable written request of Landlord, deliver to Landlord accurate, reproducible as-built plans therefor. All work performed by Tenant in the Premises (including that relating to the installations, repair, replacement, or removal of any item) shall be performed in accordance with applicable law and as to Tenant Improvements requiring Landlord’s consent with Landlord’s reasonable specifications and requirements, and so as not to damage or alter the Building Structure. Except as otherwise agreed in writing by Landlord and Tenant, all Tenant Improvements shall become the property of Landlord.

(c) Tenant shall have no right, authority, or power to bind Landlord or any interest of Landlord in the Premises for any claim for labor or for material or for any other charge or expense incurred in construction of any Improvements or performing any alteration, renovation, repair, refurbishment, or other work with regard thereto, nor to render Landlord’s interest in the Premises liable for any lien or right of lien for any labor, materials, or other charge or expense incurred in connection therewith, and Tenant shall in no way be considered as the agent of Landlord in the construction, erection, or operation of any such Improvements. If any liens or claims for labor or materials supplied or claimed to have been supplied to the Premises shall be filed, Tenant shall promptly pay or bond such liens to Landlord’s reasonable satisfaction or otherwise obtain the release or discharge thereof.

Section 5.2. Right to Remove. Tenant shall have the right to remove all Tenant Equipment at any time and from time to time during the Term, provided that Tenant promptly repairs all damage caused by such removal.

ARTICLE 6: USE, MAINTENANCE, AND REPAIRS

Section 6.1. Use. Tenant shall use the Premises for the manufacturing, distribution, design and sale of sports equipment and sporting goods and related parts and supplies and silk screening, embroidery and twill work on sports equipment and sporting goods and apparel and related parts and supplies, and for other uses ancillary and appurtenant thereto, and in accordance with all applicable laws. Tenant shall not use or occupy, permit the Premises to be used or occupied, nor do or permit anything to be done in or on the Premises in a manner which would in any way make void or voidable any insurance then in force with respect thereto, which would make it impossible to obtain the insurance required to be furnished by Tenant hereunder, which would constitute a public or private nuisance, or which would violate any laws, regulations, ordinances, or requirements of any Governmental Authority having jurisdiction.

Section 6.2. Maintenance and Repairs. The Tenant shall maintain the Premises in a clean, neat, and orderly condition at all times. Tenant shall pay for all maintenance, replacements, alterations and repairs to the Premises, except for repairs or replacements to the roof, heating and cooling system, foundation, plumbing, and exterior walls which shall be the responsibility of the Landlord, and Landlord agrees to repair and maintain the same in good repair and condition. However, subject to the provisions of Section 7.2(b) below, if any of such repairs or replacements to the roof, heating and cooling system, foundation, plumbing, or exterior walls shall be made necessary by reason of (a) the fault or negligence of the Tenant, the Tenant’s agents, invitees, licensees, employees, or anyone claiming under the Tenant, or (b) a default in the performance or observance of any of the terms, covenants, or conditions on the part of the Tenant to be performed or observed in this Lease, the Tenant shall reimburse the Landlord on demand for all costs of such repairs and replacements plus interest at the rate of 12% per annum accruing from the date of such demand until payment in full.

Section 6.3. Repair Obligations in Connection with Casualty and Condemnation.It is hereby agreed by Landlord and Tenant that any repairs, maintenance or replacements that are necessary as a result of any event of casualty or condemnation shall be covered by the provisions of Sections 8.1 and 8.2, as applicable, and that the provisions of such Sections shall control the responsibilities and obligations of Landlord and Tenant with respect thereto notwithstanding anything to the contrary set out in Sections 8.1 or 8.2 hereof.

ARTICLE 7: Section 7.1.	INSURANCE AND INDEMNITY Insurance.

(a) From and after the Commencement Date, Tenant shall maintain commercial general liability insurance (with contractual liability endorsement), including personal injury and property damage in the amount of $1,000,000 per occurrence combined single limit for personal injuries and death of persons and property damage occurring in or about the Premises. Such policy shall (A) name Landlord as an additional insured, (B) be on terms reasonably acceptable to Landlord, (C) provide that such insurance may not be canceled unless 30-days’ prior written notice is first given to Landlord, and (D) be, or certificates thereof be, delivered to Landlord by Tenant on or before the Commencement Date and at least 15 days before each renewal thereof (and in the event certificates are delivered, copies of policies shall be delivered promptly upon receipt by Tenant).

(b) From and after the Commencement Date, Landlord shall maintain fire and extended coverage insurance covering the replacement cost of the Premises (the “Casualty Insurance”). Such policy shall provide that such insurance may not be canceled unless 30-days’ prior written notice is first given to Tenant. A copy of such policies or a certificate evidencing such coverage shall be delivered to Tenant before the Commencement Date and at least 15 days before each renewal.

Section 7.2. Indemnities.

(a) Tenant hereby indemnifies and holds Landlord harmless from and against any and all claims brought by third parties arising from (i) any injury or property damage to the extent caused by Tenant, its agents, employees or contractors on or about the Premises, and (ii) any claim by any agent, contractor, employee or invitee of Tenant or its contractors (except to the extent covered by Landlord’s indemnity in the immediately following sentence), and from and against all costs, reasonable attorneys’ fees, expenses and liabilities incurred in or related to any and all such claims or any actions or proceeding brought thereon. Landlord hereby indemnifies and holds Tenant harmless from and against any and all claims brought by third parties arising from (i) any injury or property damage to the extent caused by Landlord, its agents, employees or contractors on or about the Premises, and (ii) any claim by any agent, contractor, employee or invitee of Landlord or its contractors (except to the extent covered by Tenant’s indemnity in the immediately preceding sentence), and from and against all costs, reasonable attorneys’ fees, expenses and liabilities incurred in or related to any and all such claims or any actions or proceeding brought thereon.

(b) Notwithstanding anything to the contrary contained in this Lease, whenever (i) any loss, cost, damage or expense resulting from damage to property from fire, explosion or any other casualty or occurrence is incurred by either of the parties to this Lease in connection with the Premises, and (ii) such party is then covered (or is required under this Lease to be covered) in whole or in part by insurance with respect to such loss, cost, damage or expense, then the party so insured hereby releases (and waives all claims against) the other party, its employees, agents and contractors from any liability it may have on account of such loss, cost, damage or expense and waives any right of subrogation which might otherwise exist on account thereof. THE RELEASE AND WAIVER CONTAINED IN THIS SECTION IS INTENDED TO EXPRESSLY RELEASE AND WAIVE THE LIABILITY OF EACH PARTY FROM THE CONSEQUENCES OF ITS NEGLIGENT ACTS OR OMISSIONS, SUBJECT TO THE TERMS OF THIS SECTION. The release and waiver of claims in this section shall also operate as a waiver of subrogation from Landlord’s and Tenant’s respective insurance carriers.

(c) The terms of this Section 7.2 shall survive the termination or expiration of this Lease.

ARTICLE 8: Section 8.1.	CASUALTY AND CONDEMNATION Casualty.

(a) If any portion of the Premises shall be damaged or destroyed by fire or other casualty, then Landlord shall within twenty (20) days after such casualty provide to Tenant a written report (“Repair Report”) prepared by a contractor or licensed architect in Kankakee County, Illinois, reasonably acceptable to Tenant, setting forth an estimate of the time required for the repair and restoration as a result of such casualty, and an estimate of the cost thereof.

(b) In any of the aforesaid circumstances, Base Rent shall abate in an amount that is fair and reasonable under the circumstances during the period and to the extent that the Building or any portion thereof is rendered untenantable. If neither Landlord nor Tenant elects to (or has a right to) terminate this Lease, this Lease shall continue in full force and effect and repairs will be made in accordance with the provisions hereinafter set forth.

(c) If the damage to the Premises is seventy-five percent (75%) or more of its then replacement cost (above the foundation), then Landlord shall have the right to terminate this Lease by giving Tenant written notice thereof within thirty (30) days after such damage.

(d) If the damage to the Premises is such that more than twenty-five percent (25%) of the Building would, pursuant to the Repair Report, be rendered actually untenantable for more than one hundred twenty (120) days from the date of the Repair Report, Tenant shall have the right to terminate this Lease by giving Landlord timely written notice thereof at any time within thirty (30) days after Landlord has delivered to Tenant the Repair Report. If Tenant elects not to terminate the Lease, and Landlord either does not have the right to or does not elect to terminate the Lease, then if Landlord has not completed the repair and restoration of the affected portion of the Premises within ninety (90) days after the date of such casualty, then Tenant shall have the right, by delivery of timely written notice within thirty (30) days after the expiration of such restoration period, to terminate this Lease.

(e) If either Tenant or Landlord shall elect to terminate this Lease as permitted in this Section 8.1, then (i) such termination shall be effective thirty (30) days after such notice is deemed received, and (ii) all Base Rent and other sums payable by Tenant to Landlord hereunder shall be prorated and paid up to the time of such fire or other casualty.

(f) In the event of a casualty, if neither Landlord nor Tenant elects to (or has the right to) terminate this Lease pursuant to the express terms hereof, Landlord shall commence and proceed with reasonable diligence to restore the Premises with a contractor mutually agreeable to Landlord and Tenant (including the Landlord Improvements and, to the extent Tenant makes proceeds available for the same, the Tenant Improvements).

(g) Tenant shall not be entitled to receive any credit or payment with respect to any portion of the insurance proceeds received by Landlord and not actually spent upon restoration of the Premises. Other than as set forth in Section 8.1(b), Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof. Upon the completion of the restoration so as to permit occupancy as evidenced by the issuance of a certificate of occupancy or its equivalent for the Premises by the appropriate governmental entity having jurisdiction over the Premises for the purpose of issuing such certificate, such restoration shall be deemed fit for occupancy by Tenant whereupon Tenant’s obligation to pay Base Rent without any abatement shall immediately then be reinstated and again become due and payable in accordance with the applicable terms of the Lease.

(h) All repairs to be performed by Landlord pursuant to this Section 8.1 shall be performed in such a manner so as not to unreasonably interfere with Tenant’s use and occupancy of the Premises.

Section 8.2. Condemnation.

(a) If all or any portion of the Premises is taken for any public or quasi-public use by right of eminent domain or private purchase in lieu thereof (a “Taking”), Tenant may terminate this Lease by delivering to Landlord written notice thereof within 30 days after the Taking, in which case Rent shall be abated during the unexpired portion of the Term, effective on the date of such Taking. If a Taking of the Premises occurs but the Lease does not so terminate, the Rent payable during the unexpired portion of the Term shall be reduced to such extent as may be fair and reasonable under the circumstances. All compensation awarded for any Taking shall be allocated in accordance with applicable law, provided, however, that Landlord shall have no interest in any award made to Tenant for loss of business, goodwill, moving expenses or for the taking of Tenant’s trade fixtures, if a separate award for such items is made to Tenant.

(b) If this Lease is not terminated pursuant to Section 8.2(a) hereof, Landlord will diligently repair the Premises to substantially its previous condition. If this Lease is not terminated pursuant to Section 8.2(a) hereof and in the event any damage caused by a Taking is not repaired within ninety (90) days after such Taking, Tenant shall be entitled to terminate this Lease upon ten (10) days’ prior written notice to Landlord.

(c) If this Lease is terminated pursuant to this Section 8.2, Rent shall be apportioned and paid or refunded up to the time of the Taking. All repairs to be performed by Landlord pursuant to this Section 8.2 shall be performed in such a manner so as not to unreasonably interfere with Tenant’s use and occupancy of the Premises.

Section 8.3. Voluntary Dedication. Tenant shall have no right to voluntarily devote or dedicate any portion of the Premises to public use without Landlord’s prior written consent.

Section 8.4. Cooperation. Landlord and Tenant covenant and agree to fully cooperate in any condemnation, eminent domain, or similar proceeding in order to maximize the total award receivable in respect thereof.

ARTICLE 9: ASSIGNMENT AND SUBLETTING; ENCUMBRANCES

Section 9.1. Assignment and Subleases. Tenant may assign or sublease its rights hereunder only with Landlord’s prior written approval; provided, however, that Tenant may assign or sublease its rights hereunder to a Tenant Affiliate without Landlord’s prior approval. For the purposes of this Lease, a “Tenant Affiliate” shall mean any entity that is controlling, controlled by, or under common control with, Tenant and the term “control” (and the correlative terms) shall mean the power, whether by contract, equity ownership, or otherwise, to direct the policies or management of an entity. Landlord’s consent shall not be unreasonably withheld or delayed for any assignment or sublease of this Lease to any assignee or sublessee which is reasonably capable of performing hereunder. As used in this Lease the term “sublease” shall include any leases, licenses, occupancy agreements, franchise or other similar rights, agreements, or arrangements of whatever nature relating to the use or occupancy of any part of the Premises.

Section 9.2. Encumbrances. Other than its leasehold estate, Tenant shall not encumber any interest in the Premises. Further and without limitation upon the foregoing, Tenant shall have the right to encumber Tenant’s Equipment or other inventory of Tenant located on the Premises with liens for purchase money or other uses, and Landlord agrees, at Tenant’s expense, to take such actions and execute such documents as Tenant may reasonably request with respect to any such leasehold deed of trust.

Section 9.3 Landlord’s Assignment. Landlord is expressly given the right to assign all of its interest, rights, or obligations under the terms of this Lease to any party acquiring Landlord’s underlying interest in the Premises, provided that any such assignee expressly assume Landlord’s obligations under this Lease.

ARTICLE 10: WARRANTY OF PEACEFUL POSSESSION

Section 10.1. Warranty of Peaceful Possession. Landlord covenants that Tenant, on paying the Base Rent and performing and observing the covenants and agreements herein contained and provided to be performed by Tenant, shall and may peaceably and quietly have, hold, occupy, use, and enjoy the Premises during the Term, and may exercise all of its rights hereunder, subject only to the provisions of this Lease, all matters of record affecting the Premises, and applicable governmental laws, rules, and regulations; and Landlord agrees to warrant and forever defend Tenant’s right to such occupancy, use, and enjoyment and the title to the Premises against the claims of any and all persons whomsoever lawfully claim the same, or any part thereof, by, through or under Landlord, but not otherwise, subject only to provisions of this Lease, all matters of record affecting the Premises, and all applicable governmental laws, rules, and regulations.

ARTICLE 11: DEFAULT AND REMEDIES

Section 11.1. Default. Each of the following shall be deemed a “Default” or “Event of Default” by Tenant hereunder and a material breach of this Lease:

(a) Whenever Tenant shall fail to pay any installment of Rent or any other sum payable by Tenant to Landlord under this Lease on the date upon which the same is due to be paid, and such default shall continue for five (5) business days after Tenant shall have been given written notice specifying same.

(b) Whenever Tenant shall fail to keep, perform, or observe any of the covenants, agreements, terms, or provisions contained in this Lease that are to be kept or performed by Tenant other than with respect to payment of Rent or other liquidated sums of money, and Tenant shall fail to commence and take such steps as are necessary to remedy the same within thirty (30) days after Tenant shall have been given a written notice specifying the same, or having so commenced, shall thereafter fail to proceed diligently and with continuity to remedy the same as soon as practicable;

(c) Whenever an involuntary petition shall be filed against Tenant under any bankruptcy or insolvency law or under the reorganization provisions of any law of like import or whenever a receiver of Tenant, or of all or substantially all of the property of Tenant, shall be appointed without acquiescence, and such petition or appointment is not discharged or stayed within sixty (60) days after the happening of such event; or

(d) Whenever Tenant shall make an assignment of its property for the benefit of creditors or shall file a voluntary petition under any bankruptcy or insolvency law, or seek relief under any other law for the benefit of debtors.

Section 11.2. Remedies.

(a) Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law, take any of the following actions:

(i) Terminate this Lease by giving Tenant written notice thereof, in which event, Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 11.2(b), and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term (but excluding any unexercised Extension Terms) discounted to present value at a per annum rate equal to the rate of interest set forth for 26-week U.S. governmental bills sold at a discount from face value in units of $10,000 to $1,000,000 as published on the date this Lease is terminated by The Wall Street Journal, in its listing of “Money Rates” under the heading “Treasury Bills” (or, if no such rate is published, the “Discount Rate” as published on such date under the “Money Rate” listing), minus (B) the then present fair rental value of the Premises for such period, similarly discounted; or

(ii) Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 11.2(b), and (3) all Rent and other sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period. Landlord shall use reasonable efforts to relet the Premises on such terms and conditions as Landlord, in its sole discretion, may determine (including a term different than the Term, rental concessions, alterations to, and improvement of, the Premises). Tenant shall not be entitled to the excess of any consideration obtained by reletting over the rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to exclude or dispossess Tenant of the Premises shall be deemed to be taken under this Section 11.2(a)(2). If Landlord elects to proceed under this Section 11.2(a)(ii), it may at any time elect to terminate this Lease under Section 11.2(a)(i).

Additionally, Landlord may perform Tenant’s unperformed obligations hereunder.

(b) Tenant shall pay to Landlord all reasonable costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in obtaining possession of the Premises and removing and storing Tenant’s or any other occupant’s property. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term or violation of any other term. If Landlord repossesses the Premises pursuant to the authority herein granted, Landlord shall relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (a “Claimant”) who presents to Landlord a copy of any instrument executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such property. Landlord will either (i) escort Tenant to the Premises to retrieve any property of Tenant and/or its employees or (ii) obtain a list from Tenant of such property of Tenant and/or its employees, and make such property available to Tenant and/or Tenant’s employees; however, Tenant first shall pay in cash all costs and estimated expenses to be incurred in connection with the removal of such property and making it available. The rights of Landlord herein stated are in addition to any and all other rights that Landlord has or may hereafter have at law or in equity.

(c) In the event of an Event of Default, Landlord shall use all reasonable efforts to mitigate Tenant’s damages.

ARTICLE 12: MISCELLANEOUS

Section 12.1 Notices. Any notice provided for or permitted to be given hereunder must be in writing and may be given by (i) depositing same in the United States Mail, postage prepaid, registered or certified, with return receipt requested, addressed as set forth in this Section 12.1 (which notice shall be effective upon being deposited with the U.S. Postal Service); or (ii) delivering (including, without limitation, by telefax) the same to the party to be notified, which notice shall be effective upon delivery at the address of the addressee. For purposes of notice the addresses of the parties hereto shall, until changed, be as follows:

Landlord:	Albert A. Messier

1605 Commerce Drive
Bourbonnais, Illinois 60914
with a copy to:	Dennis Marek
Ackman, Marek, Meyer & Boyd, Ltd.
1 Dearborn Square, Suite 400
Kankakee, IL 60901
Facsimile: 815.933.6623
Tenant:	Collegiate Pacific Inc.

13950 Senlac
Suite 100
Farmers Branch, TX 75234
Fax: 972.243.8316
Attention: Michael J. Blumenfeld
and to:	Vinson & Elkins LLP

3700 Trammel Crow Center

2001 Ross Avenue

Dallas, TX 75201

Fax: 214.999.7857

Attention: Alan J. Bogdanow

The parties hereto shall have the right from time to time to change their respective addresses for purposes of notice hereunder to any other location within the United States by giving a notice to such effect in accordance with the provisions of this Section 12.1.

Section 12.2 Landlord Default. Landlord shall not be in default of its obligations hereunder unless and until Landlord shall have failed to perform any such obligations within thirty (30) days after written notice to Landlord by Tenant, specifically describing such failure. In the event of any such Landlord default, Tenant may pursue one or more or all of the following remedies (i) take any reasonable action to cure Landlord’s default for the account of Landlord, and any amount paid or expense incurred by Tenant in the performance of any such matter for the account of Landlord shall be immediately reimbursed by Landlord to Tenant upon Landlord’s receipt of a demand therefore, (ii) terminate this Lease upon written notice to Landlord, or (iii) pursue all or any other remedies that Tenant may have at law, in equity or otherwise. Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided.

Section 12.3 Modification and Non-Waiver. No variations, modifications, or changes herein or hereof shall be binding upon any party hereto unless set forth in a writing executed by it or by a duly authorized officer or agent. No waiver by either party of any breach or default of any term, condition, or provision hereof, including without limitation the acceptance by Landlord of any Rent at any time or in any manner other than as herein provided, shall be deemed a waiver of any other or subsequent breaches or defaults of any kind, character, or description under any circumstance. No waiver of any breach or default of any term, condition, or provision hereof shall be implied from any action of any party, and any such waiver, to be effective, shall be set out in a written instrument signed by the waiving party.

Section 12.4 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of Illinois.

Section 12.5 Number and Gender; Captions; References. Pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character, and the singular shall include the plural wherever and as often as may be appropriate. Article and section headings in this Lease are for convenience of reference and shall not affect the construction or interpretation of this Lease. Whenever the terms “hereof”, “hereby”, “herein”, or words of similar import are used in this Lease they shall be construed as referring to this Lease in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular “Article” or “Section” shall be construed as referring to the indicated article or section of this Lease.

Section 12.6 Estoppel Certificate. Landlord and Tenant shall execute and deliver, promptly upon any request therefor by the other party, a certificate addressed as indicated by the requesting party and stating:

(a) whether or not this Lease is in full force and effect;

(b) whether or not this Lease has been modified or amended in any respect, and submitting copies of such modifications or amendments;

(c) whether or not there are any existing defaults hereunder known to the party executing the certificate, and specifying the nature thereof;

(d) whether or not any particular Article, Section, or provision of this Lease has been complied with to the knowledge of the party executing the certificate; and

(e) such other factual matters as may be reasonably requested.

Section 12.7 Severability. If any provision of this Lease or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, and the basis of the bargain between the parties hereto is not destroyed or rendered ineffective thereby, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

Section 12.8 Attorneys’ Fees. If litigation is ever instituted by either party hereto to enforce, or to seek damages for the breach of, any provision hereof, the prevailing party therein shall be promptly reimbursed by the other party for all attorneys’ fees reasonably incurred by the prevailing party in connection with such litigation.

Section 12.9 Surrender of Premises; Holding Over. Upon termination or the expiration of this Lease, Tenant shall peaceably quit, deliver up, and surrender the Premises, and, except as otherwise specifically provided in Section 8.1 or 8.2, leave the Premises in good order, repair, and condition, normal wear and tear excepted. Upon such termination or expiration Landlord may, without further notice, enter upon, reenter, possess, and repossess itself of the Premises by force, summary proceedings, ejectment, or otherwise, and may dispossess and remove Tenant from the Premises and may have, hold, and enjoy the Premises and all rental and other income therefrom, free of any claim by Tenant with respect thereto. Landlord shall not be deemed to have accepted a surrender of the Premises by Tenant, or to have extended the Term, other than by execution of a written agreement specifically so stating.

Section 12.10 Relation of Parties. It is the intention of Landlord and Tenant to hereby create the relationship of landlord and tenant, and no other relationship whatsoever is hereby created. Nothing in this Lease shall be construed to make Landlord and Tenant partners or joint venturers or to render either party hereto liable for any obligation of the other.

Section 12.11 Entireties. This Lease constitutes the entire agreement of the parties hereto with respect to its subject matter, and all prior agreements with respect thereto are merged herein. Any agreements entered into between Landlord and Tenant of even date herewith are not, however, merged herein.

Section 12.12 Recordation. Landlord and Tenant will, at the request of either of them, promptly execute an instrument in recordable form constituting a short form of this Lease, which shall be filed for record in the appropriate public records of Kankakee County, Illinois.

Section 12.13 Successors and Assigns.This Lease shall constitute a real right and covenant running with the Premises, and, subject to the provisions hereof pertaining to Tenant’s rights to assign or sublet, this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Whenever a reference is made herein to either party, such reference shall include the party’s successors and assigns.

Section 12.14 Entry. Landlord, its agents and employees, shall have the right to enter the Premises from time to time at reasonable times following reasonable prior notice to Tenant to examine the Premises, to show them to prospective purchasers and other persons, and to make such repairs, alterations, improvements or additions as may be permitted hereunder. Base Rent shall not abate during any such entry by Landlord, including without limitation, during the period of any such repairs, alterations, improvements, or additions. In addition, during any apparent emergency, Landlord, its agents and employees, may enter the Premises forcibly at any time without liability therefor and without in any manner affecting Tenant’s obligations under this Lease.

Section 12.15 No Third Parties Benefited. The terms and provisions of this Lease Agreement are for the sole benefit of Landlord and Tenant, and no third party whatsoever, is intended to benefit therefrom.

Section 12.16 Survival. Any terms and provisions of this Lease pertaining to rights, duties, or liabilities extending beyond the expiration or termination of this Lease shall survive the end of the Term. The obligations to pay any amounts of money owing with respect to the Term shall survive the expiration or termination of this Lease.

Section 12.17 Mortgages. Tenant hereby agrees that this Lease shall be subject and subordinate to any deed of trust, mortgage or other security instrument (each, a “Mortgage”), or any master lease or primary lease (each a “Primary Lease”), that now or hereafter covers the Premises and to all renewals, modifications, consolidations, replacements and extensions thereof and to each advance made or hereafter to be made thereunder, provided the holder of such Mortgage or the lessor under such Primary Lease (and any of their respective successors) (collectively, “Landlord’s Mortgagee”) delivers to Tenant a Non-disturbance Agreement in a form reasonably acceptable to the Tenant whereby the Landlord’s Mortgagee agrees not to disturb Tenant’s possession of the Premises so long as Tenant is not in default under this Lease and further agrees to continue to recognize the interest of Tenant under this Lease and that this Lease will continue with the same force and effect, without the necessity of executing any new or amended lease, as if such holder or lessor (or its successor) had entered into a lease on the same terms and conditions as those contained in this Lease. In confirmation of such subordination, Tenant shall, at Landlord’s request, execute promptly any appropriate certificate or instrument that Landlord may request. In the event of the enforcement by the Landlord’s Mortgagee of the remedies provided for by law or by any such Mortgage or Primary Lease, Tenant will, upon request of any person or party succeeding to the interest of said trustee, beneficiary or landlord as a result of such enforcement, automatically become the tenant of, and attorn to, such successor in interest without change in the terms or provisions of this Lease.

Section 12.18 Waiver of Landlord Lien. (a) Landlord hereby expressly waives any statutory and/or common law landlord’s liens (as same may be enacted or may exist from time to time) and any and all rights granted under any present or future laws to levy or distrain for rent (whether in arrears or in advance) against any property of Tenant at the Premises and further agrees to execute any reasonable instruments evidencing such waiver at any time or times hereafter upon Tenant’s request.

(b) Landlord understands that Tenant may, from time to time, grant to its lender (“Tenant’s Lender”) security interests in Tenant’s Equipment and other personal property and fixtures to secure loans made for the purchase of such property or funds advanced under lines of credit, revolving loans or other credit facilities. Landlord (1) consents to the granting of such security interests, (2) agrees to give Tenant’s Lender written notice of any default by Tenant under this Lease and allow Tenant’s Lender a reasonable time to cure such default (if Tenant’s Lender so elects) before terminating this Lease or exercising any other remedy as a result of such default by Tenant, (3) agrees to allow Tenant’s Lender access to the Premises at all reasonable times in connection with the exercise by Tenant’s Lender of any rights with respect to any collateral located in the Premises, and (4) agrees to execute any instruments reasonably requested by Tenant’s Lender to confirm the matters described above and such other matters concerning the rights and remedies of Tenant’s Lender with respect to such collateral.

Section 12.19 Right of First Refusal. The Landlord hereby grants to the Tenant the right to match any bona fide offer to purchase the Premises upon the same terms and conditions of said bona fide offer to purchase. In the event the Landlord receives a bona fide offer to purchase the Premises that the Landlord intends to accept, the Landlord shall notify the Tenant in writing of said offer and its terms; thereafter, the Tenant shall have twenty-one (21) days to notify the Landlord in writing that the Tenant will match said offer and purchase the Premises upon such terms. If the Tenant fails to so notify the Landlord within said twenty-one (21) days, the Landlord shall be free to proceed to sell the Premises pursuant to said bona fide offer. Upon the request of the Tenant, the Landlord and the Tenant agree to execute a memorandum (prepared by and at the cost of the Tenant) evidencing this right of first refusal hereby granted to the Tenant by the Landlord for purposes of recording (at the Tenant’s sole cost) and memorializing the same.

EXECUTED on August 3rd, 2005, to be effective as of the Commencement Date.

LANDLORD:		/s/ Albert A. Messier

ALBERT A. MESSIER

TENANT:	SALKED & SONS, INC., a Delaware corporation

	By:	/s/ Michael J. Blumenfeld

Name: Michael J. Blumenfeld Title: Chief Executive Officer

EXHIBIT A
Description of Land

All of Lot 7 in the Interstate Business Center, 1st Addition in part of the East Half of the Northeast Quarter of Section 17, Township 31 North, Range 12 East of the 3rd Principal Meridian, in Kankakee County, Illinois, containing approximately 1.68 acres.